-FOR IMMEDIATE RELEASE -	Additional Information:
PO Box 218370	Larry Edwards x 200
Houston, TX 77218	Carl Schmidt x 203
281/492-0550
281/492-0615 -- fax

RELIABILITY INCORPORATED WILL STOP BUILDING EZY-LOAD

HOUSTON, TEXAS, January 31, 2005 - Reliability Incorporated (NASDAQ: REAL) announced today that effective January 29, 2005, Reliability Incorporated ("the Company") terminated the Asset Purchase Agreement between the Company and Futura International, Inc. ("Futura") for the purchase of the Ezy-Load product line. The Company elected to terminate the agreement due to continued disappointing sales of the product and the amount of capital required to sustain the sales and marketing efforts. As a result of the termination, the Company will cease manufacturing and marketing the Ezy-Load product, except that any units on hand and any units in production (which may be completed) may be sold by the Company. With the exception of inventories, the Company will reconvey to Futura all assets previously acquired from Futura, consisting primarily of intellectual property rights. Upon reconveyance of the assets to Futura and payment of all royalties due through the termination date, the Company is relieved of all payment liabilities to Futura, including $225,000 of contingent purchase price payments scheduled for 2005 and future royalties.

For more information, see the Company's websites at www.relinc.com

Reliability Incorporated is based in Houston, Texas with an operating facility in Singapore. Reliability manufactures burn-in and test equipment for sale to manufacturers and volume users of integrated circuits. The Company's Singapore subsidiary provides conditioning and testing services for integrated circuits. The Company also designs and manufactures a line of power sources, including DC-to-DC power converters.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, and changes in demand for the Company's products and services and the Company's customers' products and services. Actual results may materially differ from projections.

end-